EXHIBIT 99.1

RESULTS OF PRE-CLINICAL INVESTIGATIONS OF CERAGENIX’S DEVELOPMENTAL ANTIBIOTIC TO BE PRESENTED AT INTERNATIONAL SCIENTIFIC MEETING ON INFECTIOUS DISEASES.

Denver, CO — September 18, 2007—  Ceragenix Pharmaceuticals, Inc. (OTCB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology, today announced that five poster presentations on the efficacy of its Ceragenin™  technology have been accepted for presentation at the upcoming annual meeting of the American Society for Microbiology’s  Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) to be held September 17th to 20th  in Chicago, Illinois.

The five poster presentations accepted for presentation at ICAAC are:

(#274) Activity of the Novel Ceragenin CSA-13 vs. Carbapenem Resistant Non-Fermentative Gram-Negative Rods

(#275) In Vitro Activity of the Novel Ceragenin CSA-13 vs. Extended-Spectrum β-Lactamase (ESBL) Producing Enterobacteriaeciae from the UK

(#276) Evaluation of the Novel Ceragenin, CSA-13 Activity and Potential Synergy (SYN) against Clinical Isolates of P. aeruginosa (PA), Including Multi-Drug Resistant PA (MDR-PA)

(#277) In Vitro Activity of the Novel Ceragenin  CSA-13 vs. UK Pseudomonas aeruginosa Cystic Fibrosis Isolates

(#278) In Vitro Activity of the Novel Ceragenin CSA-13 vs. Multidrug-Resistant Strains of Acinetobacter baumannii

The research was conducted at Barts and The London National Health Service Trust, (London,UK), Queen Mary University (London, UK), Wayne State University (Detroit, MI), JMI Laboratory, (North Liberty, IA) and Brigham Young University (Provo, UT).

In poster 277, Dr. Wareham and his colleagues in London assessed the activity of CSA-13 (one of the lead Ceragenin™ compounds) against a large collection of Pseudomonas aeruginosa bacterial strains obtained from Cystic Fibrosis (CF) patients including strains belonging to a highly transmissible virulent clone.  The authors concluded that:

“The ceragenin CSA-13 shows promise as an alternative therapy for treatment of P. aeruginosa in CF patients. It was active against both multidrug resistant isolates and the transmissible virulent LES clone. Furthermore, like other cationic compounds (e.g., colisitin), CSA-13 may readily lend itself to administration by aerosolisation in order to deliver bactericidal concentrations of the agent into the lungs.”

Steven Porter, Chairman and CEO of Ceragenix Pharmaceuticals stated: “We are very pleased that all five poster presentations submitted by investigators to ICAAC have been accepted for presentation at this international conference.    We look forward to sharing the results of these studies with the scientific community at the annual ICAAC meeting.”

About Ceragenins™

Ceragenins™, or CSAs, are synthetically produced small molecule, positively charged, compounds comprised of a sterol backbone with amino acids and other chemical groups attached to them. These compounds are electrostatically attracted to the negatively charged cell membranes of certain viruses, fungi and bacteria. CSAs have a high binding affinity for such membranes (including Lipid A) and are able to rapidly disrupt the target membranes leading to rapid cell death. While CSAs have a mechanism of action that is also seen in antimicrobial peptides, which form part of the body’s innate immune system, they avoid many of the difficulties associated with their use as medicines.  Ceragenix is pursuing development of the Ceragenins for use as a topical antibiotic, as an antimicrobial coating for in-dwelling medical devices, and as a wound dressing.  Ceragenix was recently awarded Frost & Sullivan’s 2007 North American Technology Innovation Award for the field of Anti-Infective Coatings.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins(TM) (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides(TM)) and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram(R) and NeoCeram(TM). For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin technology; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram(R); the ability of the company to successfully manufacture its products (through contract manufacturers); market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:          Ceragenix
Steven S. Porter
720-946-6440

CEOcast, Inc.
Andrew Hellman
212-732-4300

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